Exhibit 5.1

February 7, 2014

Matinas BioPharma Holdings, Inc.

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 28,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Matinas BioPharma Holdings, Inc., a Delaware corporation (the “Company”), that have been issued (such shares of Common Stock that have been issued, the “Shares”) or that are issuable upon exercise of outstanding warrants (the “Warrants”) issued by the Company (such shares of Common Stock issuable upon the exercise of the Warrants, the “Warrant Shares”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (i) the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the respective Warrants (including the due payment of any exercise price therefore specified in the respective Warrants), will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP